Exhibit 99.1

MDC PARTNERS INC.

SCHEDULE OF CURRENT AND POTENTIAL MARKETING
COMMUNICATIONS COMPANY OWNERSHIP

Company	% Owned at 3/31/09	Year of Initial Investment	Put/Call Options
			2009	Thereafter
			(See Notes)
Consolidated:
Strategic Marketing Services
Allard Johnson Communications Inc.	75.1%	1992	89.0%	Note 1
Colle & McVoy, LLC	95.0%	1999	—	Note 2
Crispin Porter & Bogusky, LLC	94.0%	2001	—	Note 3
Company C Communications LLC	90.0%	2000	—	Note 4
Fletcher Martin, LLC	85.0%	1999	100.0%
HL Group Partners, LLC	64.3%	2007	—	Note 5
kirshenbaum bond & partners, LLC	100.0%	2004	—
Mono Advertising, LLC	49.9%	2004	—	Note 6
Redscout, LLC	60.0%	2007	—	Note 7
Skinny NYC, LLC	50.1%	2008	—	Note 8
Vitro Robertson, LLC	79.8%	2004	—	Note 9
Zig Inc.	74.1%	2004	86.1%	Note 10
Zyman Group, LLC	94.1%	2005	—	Note 11
Customer Relationship Management
Accent Marketing Services, LLC	100.0%	1999	—
TargetCom, LLC	100.0%	2000	—	Note 12
Specialized Communication Services
Accumark Communications Inc.	55.0%	1993	—	Note 13
Bruce Mau Design Inc.	50.1%	2004	—
Bryan Mills Iradesso Inc.	62.8%	1989	88.2%	Note 14
Computer Composition of Canada Inc.	100.0%	1988	—
Hello Design, LLC	51.0%	2004	—
henderson bas partnership	65.0%	2004	100.0%
Northstar Research Partners Inc.	72.4%	1998	—	Note 15
Onbrand	89.0%	1992	—	Note 16
Source Marketing, LLC	83.0%	1998	—	Note 17
Veritas Communications Inc.	64.1%	1993	78.4%	Note 18
Yamamoto Moss Mackenzie	100.0%	2000	—
Equity Accounted:
Adrenalina, LLC	49.9%	2007	—	Note 19

Notes

(1)
MDC has the right to increase its ownership interest in Allard Johnson Communications Inc. through acquisition of an incremental interest, and the other holders have the right to put to MDC the same incremental interest up to 89% of this entity in 2009 and 100% only upon termination.

(2)
MDC has the right to increase its economic ownership in Colle & McVoy, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

(3)
MDC has the right to increase its ownership in Crispin Porter & Bogusky, LLC (“CPB”) through acquisitions of an incremental interest and the other interest holder has the right to put to MDC the same incremental interest up to 100% in 2012.

(4)
MDC has the right to increase its economic ownership in Company C Communications, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 100% of this entity in 2012. Effective October 1, 2008, Company C is operated as a division of KBP.

(5)
MDC has the right to increase its ownership in HL Group Partners, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 72.41% of this entity in 2012, up to 82.62% in 2013 and up to 93.73% in 2014.

(6)
MDC has the right to increase its ownership in Mono Advertising, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 54.9% of this entity in 2010, up to 60.0% in 2011, up to 65.0% in 2012, up to 70.0% in 2013 and up to 75.0% in 2014.

(7)
MDC has the right to increase its ownership in Redscout, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 80% of this entity in 2012.

(8)
MDC has the right to increase its ownership in Skinny NYC, LLC through acquisition of incremental interests, and the other interest holders have the right to put to MDC the same incremental interest, up to 60.1% of this entity in 2014, up to 70.1% of this entity in 2015 and up to 80.1% of this entity in 2016.

(9)
MDC has the right to increase its ownership in Vitro Robertson, LLC through acquisition of an incremental interest, and the other interest holder has the right to put to MDC the same incremental interest, up to 95% of this entity in 2011, up to 97.5% in 2012 and up to 100% in 2013.

(10)
MDC has the right to increase its ownership in Zig Inc. through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interest, up to 88.4% of this entity in 2010, and up to 90.45% of this entity in 2012. Effective July 1, 2008, ACLC was merged into Zig.

(11)
As of December 31, 2008, MDC’s economic interest in Zyman Group, LLC was 100% of profits as its priority return is not expected to be exceeded. In January 2009, MDC called 32% of incremental equity interests in exchange for a contractual formula purchase price equal to $0.

(12)	Effective January 1, 2009, TargetCom, LLC is operating as a division of Accent Marketing Services, LLC.

(13)
MDC, has the right to increase its ownership in Accumark Communications Inc. through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests up to 61.7% of this entity in 2010, up to 68.3% in 2011 and up to 75.0% in 2012. MDC’s current economic interest is 42%.

(14)
MDC has the right to increase its ownership in Bryan Mills Iradesso, Inc. through acquisition of an incremental interest, and the other interest holders have the right to put to MDC the same incremental interest, up to 100% of this entity in 2012.

(15)
MDC has the right to increase its ownership in Northstar Research Partners Inc. through acquisitions of incremental interests, and the other holders have the right to put to MDC the same incremental interests up to 100% only upon termination.

(16)
MDC has the right to increase its ownership in Onbrand through acquisitions of incremental interests, and the other holders have the right to put to MDC the same incremental interests up to 100% only upon termination.

(17)
MDC has the right to increase its ownership in Source Marketing, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests up 87.1% of this entity in 2011 and 91.3% in 2012 and 100% in 2013.

(18)
MDC has the right to increase its ownership in Veritas Communications Inc. through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 78.4% of this in 2010, up to 81.5% in 2011, up to 95.1% in 2012 and up to 100% in 2013.

(19)
MDC has the right to increase its ownership in Adrenalina, LLC through acquisitions of incremental interests, and the other interest holders have the right to put to MDC the same incremental interests, up to 61% of this entity in 2013, up to 72% in 2014 and up to 82% in 2015.